Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

SAFLINK Corporation, a Delaware corporation,

as “Buyer,” and

Information Systems Support, Inc., a Maryland corporation, and

Biometric Solutions Group, Inc., a Delaware corporation,

as “Sellers.”

Dated as of December 28, 2003

1.	Certain Definitions.		1

2.	Purchase and Sale of Assets.		8
	2.1	Acquired Assets.	8
	2.2	Excluded Assets.	9
	2.3	Liabilities.	9
	2.4	Payment of Purchase Price.	9
	2.5	Allocation of Purchase Price.	10
	2.6	Consent of Third Parties.	10
	2.7	Taxes.	10

3.	Closing.		11
	3.1	Closing Date.	11
	3.2	Sellers’ Deliveries to Buyer at Closing.	11
	3.3	Buyer’s Deliveries to Sellers at Closing.	12
	3.4	Buyer’s Deliveries to Escrow Agent at Closing.	12
	3.5	Electronic Transfer of Assets Prior to Closing.	12

4.	Representations and Warranties of Sellers.		12
	4.1	Organization and Standing.	13
	4.2	Authority; Validity; Enforceability.	13
	4.3	Title; Sufficiency of Acquired Assets.	13
	4.4	No Conflicts.	14
	4.5	No Other Liabilities.	15
	4.6	Governmental Consents; Legal Compliance.	15
	4.7	Contracts.	15
	4.8	Absence of Litigation, Orders, Judgments.	17
	4.9	Intellectual Property Rights	17
	4.10	Privacy Policies and Web Site Terms and Conditions.	19
	4.11	Employee Matters.	19
	4.12	Environmental and Safety Matters.	21
	4.13	No Brokers, Finders.	21
	4.14	Tax Matters.	21
	4.15	Insurance.	21
	4.16	Export Controls.	21
	4.17	Customers.	22
	4.18	Related Party Transactions.	22
	4.19	Disclosure.	22
	4.20	Acquisition for Investment.	23
	4.21	Rule 144.	23
	4.22	General.	23
	4.23	No General Solicitation.	23
	4.24	Experienced Investor.	23
	4.25	Solvency.	24

5.	Representations and Warranties of Buyer.		24
	5.1	Organization and Standing.	24

	5.2	Authority; Validity; Enforceability.	24
	5.3	No Conflicts.	24
	5.4	SEC Documents; Financial Statements.	25
	5.5	Capital Structure.	25
	5.6	Absence of Undisclosed Liabilities.	25

6.	Covenants Surviving the Closing.		25
	6.1	Further Assurances.	25
	6.2	Confidentiality.	26
	6.3	Forwarding of Notices, Mail or Other Items.	26
	6.4	Covenant Not to Compete/Non-Solicitation.	26
	6.5	Litigation Support.	27
	6.6	Press Release.	27
	6.7	Employment of Seller’s Employees.	27
	6.8	“Market Stand-Off” Agreement.	28

7.	Escrow and Indemnification.		28
	7.1	Escrow Fund.	28
	7.2	Survival of Representations, Warranties and Covenants.	28
	7.3	Indemnification by Sellers.	29
	7.4	Indemnification by Buyer.	30
	7.5	Third-Party Claims.	30
	7.6	Limitations.	31

8.	Conditions to Closing.		31
	8.1	Conditions to Buyer’s Obligations.	31
	8.2	Conditions to Sellers’ Obligations.	32

9.	Miscellaneous.		32
	9.1	Amendment.	32
	9.2	Waiver.	33
	9.3	Severability.	33
	9.4	Entire Agreement.	33
	9.5	Successors; Assigns.	33
	9.6	Notices.	33
	9.7	Governing Law.	34
	9.8	Captions; Headings.	34
	9.9	Counterparts.	34
	9.10	Transaction Fees and Expenses.	34
	9.11	Enforcement Fees and Expenses.	34
	9.12	Construction.	35
	9.13	General Terms.	35

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation (“Buyer”), Information Systems Support, Inc., a Maryland corporation (“ISS”) and Biometric Solutions Group, Inc., a Delaware corporation (“BSG”). ISS and BSG are collectively referred to herein as “Sellers,” and each individually as a “Seller.”

RECITALS

A. Sellers are engaged in, among other things, the business of providing products, solutions and services for digital identity and biometric-enhanced access control applications (the “Business”), and own certain rights, title and interests in and to the hardware and software products and related intellectual property used in connection with the Business.

B. Buyer desires to purchase or acquire from Sellers, and Sellers desire to sell, assign and transfer to Buyer, substantially all the assets and properties held in connection with, necessary for, or material to the Business, and Buyer has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, subject to the terms and conditions herein contained, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms when capitalized shall have the meanings set forth below:

1.1 “Accounts Payable” means those amounts owing by Sellers under Assumed Contracts or otherwise arising in connection with the Business or the Acquired Assets .

1.2 “Accounts Receivable” means those accounts a receivable and notes receivable of or amounts owing or payable to Sellers which have arisen in connection with the Business, including the full benefit of all security interest in and claim or remedy for such accounts, notes, or right to payment.

1.3 “Acquired Assets” has the meaning given it in Section 2.1.

1.4 “Acquired Tangible Assets” has the meaning given it in Section 2.1(f).

1.5 “Acquired Intellectual Property” has the meaning given it in Section 2.1(a).

1.6 “Acquired Intellectual Property Assignments” shall mean those certain assignments related to any Patents, Copyrights or Trademarks included in the Acquired Intellectual Property, in form acceptable to Buyer, to be executed by Buyer and Sellers at Closing.

1.7 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

1.8 “Allocation Schedule” has the meaning given it in Section 2.5.

1.9 “Assignment Agreement” shall mean that certain Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A, to be executed by Buyer and Sellers at Closing.

1.10 “Assumed Contracts” means the Contracts set forth on Schedule 2.1(c).

1.11 “Assumed Liabilities” has the meaning given it in Section 2.3(a).

1.12 “BCIS” means the United States Bureau of Citizenship & Immigration Services, or any such successor agency or Governmental Entity.

1.13 “Books and Records” means any and all books, manuals, papers, files, drawings, documentation, data, financial information, reports and records, or portions thereof, that have been or now are used in or with respect to, in connection with or otherwise relating to the Acquired Assets or the Assumed Liabilities.

1.14 “BSG” has the meaning given it in the recitals of this Agreement.

1.15 “Business” has the meaning given it in the recitals of this Agreement.

1.16 “Buyer” has the meaning given it in the recitals of this Agreement.

1.17 “Buyer Balance Sheet” has the meaning given it in Section 5.6.

1.18 “Buyer Common Stock” means Buyer’s common stock, par value $.01 per share.

1.19 “Buyer Financial Statements” has the meaning given it in Section 5.4.

1.20 “Buyer Indemnifiable Losses” has the meaning given it in Section 7.3(a).

1.21 “Buyer Indemnified Parties” means Buyer and all its Subsidiaries and Affiliates, and all of such parties’ officers, directors, stockholders, employees, agents and advisors.

1.22 “Buyer SEC Documents” has the meaning given it in Section 5.4.

1.23 “Buyer’s Disclosure Schedule” has the meaning given it in Section 5.

1.24 “Cash Consideration” has the meaning given it in Section 2.4(b)(i).

1.25 “Claim Notice” has the meaning given it in Section 7.2(b).

1.26 “Closing” has the meaning given it in Section 3.1.

1.27 “Closing Date” has the meaning given it in Section 3.1.

1.28 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.29 “Code” means the Internal Revenue Code of 1986, as amended.

1.30 “Collectively” when used in the phrase “Sellers Collectively” means one or both of the Sellers.

1.31 “Confidentiality Agreements” means (i) that certain Confidentiality Agreement, by and between ISS and Buyer and (ii) that certain Confidentiality Agreement, by and between BSG and Buyer.

1.32 “Consents” means consents, authorizations, filings, approvals, orders, clearances, permits, declarations and registrations.

1.33 “Contracts” has the meaning given it in Section 4.7(a).

1.34 “Copyrights” has the meaning given it in the definition of “Intellectual Property” in this Section 1.

1.35 “Covenant Period” has the meaning given it in Section 6.4(a).

1.36 “Customer Information” has the meaning given it in Section 4.17.

1.37 “Employee” means an individual resident in any jurisdiction who, as of the Closing, is an employee of a Seller or of a Seller’s Subsidiary (including active or inactive employees) .

1.38 “Employee Plan” means any program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, performance awards, fringe benefit, cafeteria benefit, dependent care, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to by any Seller.

1.39 “Employment Liability” means any claim, debt, liability, commitment and obligation, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however, including all costs and expenses relating thereto, arising under any law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any kind, any Employee Plan, any liability which may be imposed upon Buyer under COBRA or otherwise relating to an Employee or Employee’s employment.

1.40 “Encumbrance” means any restriction on or condition to transfer or assignment, charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage, debt, liability, deed of trust, defect in title, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting right (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

1.41 “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

1.42 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.43 “ERISA Affiliate” means any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

1.44 “Escrow Agent” has the meaning given it in Section 7.1.

1.45 “Escrow Agreement” has the meaning given it in Section 2.4(b)(iii).

1.46 “Escrow Shares” has the meaning given it in Section 2.4(b)(iii).

1.47 “Escrow Fund” has the meaning given it in Section 7.1.

1.48 “Exchange Act” has the meaning given it in Section 5.4.

1.49 “Excluded Assets” has the meaning given it in Section 2.2.

1.50 “Excluded Liabilities” has the meaning given it in Section 2.3(b).

1.51 “Facilities” shall mean those office facilities or other real property that are currently owned or leased by Sellers and used in connection with the operation of the Business.

1.52 “GAAP” means generally accepted accounting principles as determined by the Financial Standards Accounting Board of the American Institute of Certified Public Accountants.

1.53 “Governmental Approvals” means any and all permits, licenses, consents, rights, exemptions, concessions, authorizations, certificates, orders, franchises, determinations or approvals of any Governmental Entity relating to the Business, the Acquired Assets or the Assumed Liabilities.

1.54 “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether multilateral, regional, federal, state, provincial, territorial, municipal or local of any country.

1.55 The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and “but not limited to.”

1.56 “Indemnification Period” has the meaning given it in Section 7.2(a).

1.57 “Indemnified Person” has the meaning given it in Section 7.5(a).

1.58 “Indemnifying Party” has the meaning given it in Section 7.5(a).

1.59 “Intellectual Property” means:

a) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

b) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

d) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated therewith (collectively, “Trademarks”) and domain name registrations;

e) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, Software, processes, brand names, inventions, trade secrets, websites (including sub-pages), URLs and other related intellectual property and know-how; and

f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

1.60 “ISS” has the meaning given it in the recitals of this Agreement.

1.61 “Knowledge” means, with respect to the referenced party, to the best of that party’s knowledge after reasonable inquiry of its directors, officers and other management level employees (and, in the case of BSG, its Affiliates) who might reasonably be expected to have knowledge of such matters.

1.62 “Law” or “Laws” means any constitution, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority in any jurisdiction, and includes rules and regulations of any regulatory or self-regulatory authority, compliance with which is required by any such constitution, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation in effect on the date hereof, or enacted, adopted or promulgated on or prior to the Closing Date, to the extent the same is applicable to any Seller or its respective Subsidiaries.

1.63 “Lease Assignment” has the meaning given it in Section 3.2(f).

1.64 “Lock-up Period” shall have the meaning given it in Section 6.8.

1.65 “Losses” means any and all claims, charges, actions, suits, causes of action, assessments, damages, demands, losses, costs or expenses (including without limitation interest, penalties and reasonable attorneys’ and other professional fees and expenses including expenses incurred in investigation, preparing or defending against any litigation, commenced or threatened), judgments, fines, obligations, liabilities, or assessments of any nature, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation to the extent not otherwise inconsistent with this Agreement.

1.66 The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.

1.67 “Material Adverse Effect” means with respect to the Business or the Acquired Assets any significant and substantial adverse effect or change in the Business or Acquired Assets, including the operations, properties, financial condition, or results of operations of the Business, taken as a whole, or on the condition, marketability, usability or title of the Acquired Assets, taken as a whole, or on the ability of Sellers or Buyer, as the case may be, to consummate the transactions contemplated hereby.

1.68 “Notice to Specified Employees” has the meaning given it in Section 4.11(h).

1.69 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.70 “Party” or “Parties” means any Person who is a party, or the Persons who are parties, to this Agreement.

1.71 “Patents” has the meaning given it in the definition of “Intellectual Property” in this Section 1.

1.72 “Permitted Encumbrances” means (a) liens for current taxes which are not past due, and (b) easements, covenants, rights-of-way or other similar restrictions and imperfections of title.

1.73 “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

1.74 “Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

1.75 “Product” means any product using, exploiting or incorporating any Acquired Intellectual Property or otherwise used in the conduct of the Business.

1.76 “Purchase Price” has the meaning given it in Section 2.4(a).

1.77 “Registration Rights Agreement” has the meaning given it in Section 3.2(e).

1.78 “Related Party” means (a) each individual who is an officer or director of a Seller; (b) any nominee for election as a director of a Seller; (c) any security holder who is known, or any “group” or member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) which is known, to any Seller to own of record or beneficially more than 5% of any class of a Seller’s voting securities; and (d) any member of the immediate family of any of the individuals referred to in clauses (a) through (c) above.

1.79 “Rule 144” has the meaning given it in Section 4.21.

1.80 “SEC” means the U.S. Securities and Exchange Commission.

1.81 “Securities” has the meaning given it in Section 4.20.

1.82 “Securities Act” has the meaning given it in Section 4.21.

1.83 “Seller” or “Sellers” has the meaning given it in the recitals of this Agreement.

1.84 “Seller Indemnifiable Losses” has the meaning given it in Section 7.4(a).

1.85 “Seller Indemnified Parties” means any Seller claiming indemnification under this Agreement and all its Subsidiaries and Affiliates, and all of such parties’ officers, directors, stockholders, employees, agents and advisors.

1.86 “Sellers’ Disclosure Schedule” has the meaning given it in Section 4.

1.87 “Software” means all computer software, modifications, enhancements and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items, documentation and specifications related thereto or associated therewith, and any and all disks, tapes and other tangible embodiments of the foregoing.

1.88 “Specified Employees” has the meaning given it in Section 4.11(b).

1.89 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

1.90 “Third Party Claim” has the meaning given it in Section 7.5.

1.91 “Third Party Intellectual Property” has the meaning given it in Section 4.9(b)(iii).

1.92 “Trademarks” has the meaning given it in the definition of “Intellectual Property” in this Section 1.

1.93 “Transaction Documents” means this Agreement together with all other documents required to be executed and delivered by the Parties as contemplated hereunder, including without limitation the Assignment Agreement, Acquired Intellectual Property Assignment, the Escrow Agreement, and the Lease Assignment.

1.94 “Transfer” has the meaning given it in Section 6.8.

1.95 “Transferred Employees” has the meaning given it in Section 6.7.

1.96 “Transferred Inventory” has the meaning given it in Section 2.1(g).

2. Purchase and Sale of Assets.

2.1 Acquired Assets. On the terms and subject to the conditions contained in this Agreement, each Seller hereby conveys, sells, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases from each Seller, all right, title and interest of Sellers in and to all of the assets, properties, rights (contractual or otherwise) and business of Sellers of every kind, nature and description, real, personal and mixed, tangible and intangible, known or unknown, wherever located that are owned or held exclusively for use by Sellers in the conduct of the Business including, without limiting the generality of the foregoing, the following (all such rights referred to herein as the “Acquired Assets”):

(a) Intellectual Property. All right, title and interest of Sellers in and to all Intellectual Property owned or held exclusively for use by Sellers in the conduct of the Business, including the Intellectual Property listed on Schedule 2.1(a) and any “off the shelf” or other Software widely available through regular commercial distribution channels (together, the “Acquired Intellectual Property”);

(b) Intangible Assets. All right, title and interest of Sellers in and to all customer lists, supply lists, importation lists, distribution lists, brokers and agent lists, guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery suits, covenants not to compete and other rights in favor of any Seller relating to the Business, the Acquired Assets or the Assumed Liabilities;

(c) Assumed Contracts. All right, title and interest of Sellers in existence on the Closing Date or arising from and after the Closing Date under the Contracts set forth on Schedule 2.1(c) (the “Assumed Contracts”);

(d) Books and Records. All Books and Records;

(e) Permits and Licenses. All right, title and interest of Sellers in and to all Governmental Approvals, to the extent that such Governmental Approvals are transferable by Sellers, including the Governmental Approvals listed on Schedule 2.1(e);

(f) Tangible Assets. All right, title and interest of Sellers in and to all tangible assets, equipment and other fixed assets other than the Transferred Inventory, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings, owned or held exclusively for use in the conduct of the Business, including the tangible assets listed on Schedule 2.1(f) (the “Acquired Tangible Assets”);

(g) Inventory. All inventory, including supplies, consumables, parts (including retainable parts), materials, spares, training and testing units, wherever located, owned, primarily employed or held for use exclusively in the conduct of the Business, including the items listed on Schedule 2.1(g) (the “Transferred Inventory”);

(h) Telephone and Fax Numbers; Websites. The telephone and facsimile numbers and websites set forth on Schedule 2.1(h); and

(i) Accounts Receivable. All Accounts Receivable listed on Schedule 2.1(i).

2.2 Excluded Assets. Except as provided herein or in any Transaction Document, Sellers shall retain all of Sellers’ right, title and interest in and to, and Buyer shall not acquire any interest in, any asset or right of Sellers other than the Acquired Assets, including the assets identified on Schedule 2.2 (the “Excluded Assets”).

2.3 Liabilities.

(a) Assumed Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Buyer agrees to assume from Sellers and to thereafter pay, perform and/or otherwise discharge in a timely manner certain of the debts, obligations, contracts and liabilities of Sellers existing or incurred prior to the Closing or arising out of transactions or events occurring prior to the Closing and certain debts, obligations, contracts and liabilities relating to the Business and the Acquired Assets, except for the Excluded Liabilities of Sellers (the “Assumed Liabilities”), including the following:

(i) All liabilities and obligations of Sellers arising out of or relating to the Acquired Assets after the Closing;

(ii) All liabilities and obligations of Seller arising out of the Accounts Payable listed on Schedule 2.3(a)(ii); and

(iii) All liabilities and obligations relating to any products manufactured or sold by the Business after the Closing Date.

(b) Excluded Liabilities. As a material inducement and consideration to Buyer to enter into this Agreement, the Parties agree that Buyer shall not assume or be liable for any liability or be obligated in any way, and Sellers shall retain and remain solely liable for and obligated to discharge and indemnify and hold Buyer harmless for all liabilities not expressly assumed by Buyer pursuant to Section 2.3(a), including the liabilities identified on Schedule 2.3(b) (collectively, the “Excluded Liabilities”). The Parties agree the Buyer shall not be the successor to any Seller. Sellers hereby agree, jointly and severally, to indemnify and hold Buyer and its successors and assigns harmless from and against any and all Losses arising out of or related to the Excluded Liabilities in accordance with the terms of Section 7.

2.4 Payment of Purchase Price.

(a) Subject to the terms and conditions of this Agreement, and in consideration for the Acquired Assets and the Business and in full payment therefor: (i) Buyer shall assume the Assumed Liabilities as provided in Section 2.3(a); (ii) Buyer shall pay or cause to be paid to ISS, in accordance with Section 2.4(b), an amount in cash equal to Five Hundred Thousand Dollars ($500,000); and (iii) Buyer shall issue and deliver or cause to be delivered to Sellers, in accordance with Section 2.4(b), One Million One Hundred Twenty-Two Thousand Eight Hundred Fifty-Five (1,122,855) shares of Buyer Common Stock (with the items referred to in clauses (i), (ii) and (iii) being referred to collectively as the “Purchase Price”).

(b) At the Closing:

(i) Buyer shall pay to ISS the amount set forth in Section 2.4(a)(ii), in immediately available cash funds by wire transfer to an account designated by ISS in writing at least five (5) days prior to the Closing (the “Cash Consideration”), or if no such written designation is provided, by certified check payable to ISS.

(ii) Buyer shall issue to Sellers and deliver or cause to be delivered to Sellers or its designee a certificate or certificates representing Five Hundred Twenty-Two Thousand Eight Hundred Fifty-Five (522,855) shares of Buyer Common Stock.

(iii) Buyer shall issue and deposit or cause to be deposited into the Escrow Fund a certificate or certificates representing Six Hundred Thousand (600,000) shares of Buyer Common Stock (the “Escrow Shares”) pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”), which certificates shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank. The Escrow Shares shall be held in escrow commencing on the Closing Date for purposes of securing certain indemnification obligations in accordance with Section 7. The Escrow Shares shall be released by the escrow agent in accordance with the terms of the Escrow Agreement.

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in the manner required by Section 1060 of the Code and as mutually agreed among Buyer and Sellers (the “Allocation Schedule”). If Sellers and Buyer are able to agree upon the Allocation Schedule within thirty (30) days after the Closing Date, Sellers and Buyer shall each prepare and file on a timely basis with the Internal Revenue Service (“ (and applicable state tax authorities) Internal Revenue Service Forms 8594 (and all federal, state, local and foreign tax returns and forms), including any required amendment thereto, which shall reflect the allocations set forth in the Allocation Schedule. If Sellers and Buyer are unable to complete the Allocation Schedule within thirty (30) days after the Closing Date, each Seller and Buyer may file IRS Form 8594 (and all federal, state, local and foreign tax returns and forms), including any required amendment thereto, allocating the aggregate consideration (including the Assumed Liabilities) among the Acquired Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code.

2.6 Consent of Third Parties. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any asset, contract, claim right or other agreement to which any Seller is a party if the attempted assignment thereof without the consent of the other party to such asset, contract, claim right or other agreement would constitute a breach or other contravention thereof of affect in any way adversely the rights of any Seller thereunder. In the event that any Consent required to assign an Assumed Contract is not obtained on or prior to the Closing Date, each Seller shall, if requested by Buyer, continue to use commercially reasonable efforts to obtain any such Consent until such time as such consent or approval has been obtained, and each Seller will cooperate with Buyer in any lawful and economically feasible arrangement requested by Buyer to provide that Buyer shall receive the interest of each Seller, as the case may be, in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including the continued performance of by such Seller of the obligations and covenants thereunder and the enforcement, for the benefit of Buyer, of any and all rights of such Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Sellers shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent. Nothing in this Section 2.6 shall be deemed a waiver by Buyer of its rights to have received on or before the Closing an effective assignment of all of the Acquired Assets nor shall this Section 2.6 be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 2.1.

2.7 Taxes. Any transfer, gains, sales, bulk sales, purchase, use or similar conveyance taxes incurred, if any, in connection with the transactions contemplated by this Agreement and any deficiency, interest or penalty asserted with respect thereto shall be the responsibility of, and paid promptly by, Sellers.

3. Closing.

3.1 Closing Date. Provided that the conditions precedent to Closing, as set forth in Section 8, have been met, the consummation of the purchase and sale of the Acquired Assets (the “Closing”) shall take place at the offices of Gray Cary Ware & Freidenrich LLP, legal counsel to Buyer, at 701 Fifth Avenue, Suite 7000, Seattle, Washington, on December 28, 2003, at 10:00 a.m. Seattle time, or such other place, date, and time as may be mutually agreed by Sellers and Buyer (such date and time of the Closing is referred to herein as the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Seattle time on the Closing Date or at such other time as the Parties may mutually designate in writing.

3.2 Sellers’ Deliveries to Buyer at Closing. At or prior to the Closing, Sellers shall deliver or caused to be delivered to Buyer the following:

(a) the Assignment Agreement;

(b) the Acquired Intellectual Property Assignments;

(c) the Escrow Agreement duly executed by each Seller;

(d) a final copy of the Sellers’ Disclosure Schedule and all schedules required thereto;

(e) the Registration Rights Agreement in the form of Exhibit C attached hereto (the “Registration Rights Agreement”), duly executed by each Seller;

(f) the Lease Assignment for the Facilities in the form of Exhibit D attached hereto (the “Lease Assignment”) duly executed by ISS and consented to by the landlord for the Facilities;

(g) certificates of an authorized executive officer of each Seller certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b);

(h) if applicable, payoff letters, UCC-3 termination statements and other documentation evidencing the release of any security interests or other Encumbrance related to or arising out of the Business or the Acquired Assets to the satisfaction of Buyer;

(i) evidence, satisfactory to Buyer, of the payment and satisfaction of all liabilities and obligations of Sellers in connection with any and all Accounts Payable not assumed by Buyer in accordance with Section 2.3(a).

(j) a certificate of the Secretary of each Seller, certifying the current charter documents of such Seller, the incumbency and authority of such Seller’s officers who are executing this Agreement or any of the documents contemplated by this Agreement, and resolutions of such Seller’s board of directors and, in the case of BSG, its stockholders with respect to the transactions contemplated by this Agreement in the form attached as Exhibit E hereto; and

(k) such other instruments and documents as shall be reasonably requested by Buyer in order to effect the transactions contemplated hereby, including but not limited to those required under Section 8.1.

3.3 Buyer’s Deliveries to Sellers at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

(a) to ISS, the Cash Consideration;

(b) to Sellers or their designees, stock certificates issued to Sellers and containing appropriate restrictive legends regarding transferability restrictions related to applicable securities laws and this Agreement, representing One Million One Hundred Twenty-Two Thousand Eight Hundred Fifty-Five (1,122,855) shares of Buyer Common Stock;

(c) the Escrow Agreement duly executed by Buyer;

(d) a final copy of the Buyer’s Disclosure Schedule and all schedules required thereto;

(e) the Registration Rights Agreement duly executed by Buyer;

(f) to ISS, the Lease Assignment duly executed by Buyer;

(g) a copy of the resolutions of the board of directors of Buyer, certified by its chief executive officer, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents; and

(h) such other instruments and documents as shall be reasonably requested by Sellers in order to effect the transactions contemplated hereby.

3.4 Buyer’s Deliveries to Escrow Agent at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Escrow Agent stock certificates, containing appropriate restrictive legends regarding transferability restrictions related to applicable securities laws and this Agreement, representing Six Hundred Thousand (600,000) shares of Buyer Common Stock, issued in the name of Sellers.

3.5 Electronic Transfer of Assets Prior to Closing. At Closing, all of the Acquired Software shall have been transferred electronically to a device specified by Buyer and shall be verified by a representative of Buyer prior to Buyer’s deliveries under Section 3.3, to the complete satisfaction of Buyer. Sellers shall permit and assist Buyer and/or its agents in downloading, copying and creating any and all Software and any other electronic information which relates to the Acquired Assets. All other Acquired Assets, including any updates, modifications, developments or improvements in the Acquired Intellectual Property prior to the Closing, that can be transferred electronically will be electronically transmitted to Buyer on the Closing Date. Hard copies of the Acquired Assets that are not able to be electronically transferred shall be transferred to Buyer at Closing. Schedule 3.5 accurately indicates which Acquired Assets are being transferred electronically and which are being transferred in hard copy.

4. Representations and Warranties of Sellers. Each Seller hereby, jointly and severally, represents and warrants to Buyer that, except as set forth in the Sellers’ disclosure schedule delivered to Buyer by Sellers at or prior to the Closing (which indicates the specific subsection of this Section 4 to which each disclosure or exception is made, and which disclosures and exceptions shall be deemed to be representations and warranties as if made hereunder) (the “Sellers’ Disclosure Schedule”), the following statements are true, accurate and complete as of the date of this Agreement (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

4.1 Organization and Standing.

(a) ISS is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. BSG is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Each Seller has all requisite corporate power and authority to own, lease and operate its properties and conduct the Business as now being conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the property it owns, leases or operates requires it to qualify to do business as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

(c) None of Sellers has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

4.2 Authority; Validity; Enforceability. Each Seller has the requisite power and authority to execute and deliver the Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of each Seller, and no other proceedings on the part of such Seller or its board of directors or stockholders is necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly executed and delivered by or on behalf of each Seller, respectively, and are valid and legally binding obligations of each Seller, enforceable against each such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles. The consummation of the transactions contemplated in the Transaction Documents has been approved by all classes or series of BSG capital stock or other equity interests, and by all classes or series of ISS capital stock or other equity interests, necessary to adopt the Transaction Documents and to approve the transactions contemplated hereby and thereby.

4.3 Title; Sufficiency of Acquired Assets.

(a) Sellers Collectively have good, valid and marketable title to the Acquired Assets and Sellers Collectively are the true and lawful owner of the Acquired Assets, free and clear of any and all Encumbrances of any kind other than the Permitted Encumbrances, and Sellers Collectively have the full right to sell and transfer to Buyer good and marketable title to the Acquired Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. No Subsidiary or Affiliate of any Seller has any right, title or interest in any of the Acquired Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in Buyer, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The Business is conducted solely through Sellers. The Acquired Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets now used in and necessary to enable Buyer to conduct the Business in the manner in which the Business has been conducted by Sellers.

(c) The Acquired Intellectual Property listed on Schedule 2.1(a) together with the third party Intellectual Property listed on Schedule 2.1(a), if any, constitute all of the Intellectual Property now used in and necessary to enable Buyer to conduct the Business in the manner in which the Business has been conducted by Sellers.

(d) No Seller is a party to any outstanding contracts or other arrangements giving any Person any present or future right to require any Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Acquired Assets, other than pursuant to this Agreement.

(e) All of the Acquired Tangible Assets are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put to use, except that the Transferred Inventory is being sold to Buyer on an “as-is”, “where-is” basis and Sellers expressly disclaim any and all warranties, representations, express or implied, as to the fitness for any purpose, design or condition of the Transferred Inventory.

(f) Schedule 4.3(f) lists the locations of all Transferred Inventory.

4.4 No Conflicts.

(a) None of each Seller’s ownership and use of the Acquired Assets, nor the conduct of Business relating to the Acquired Assets, prior to the Closing Date (i) to Sellers’ Knowledge conflicts with any material rights of any other Person, or (ii) violates, conflicts with or will result in a default, right to accelerate or loss of rights under, any term or provision of any Encumbrance, mortgage, deed of trust, lease, license, agreement, contract, Law or any order, judgment or decree to which any Seller is a party or by which it or its properties may be bound or affected; nor will the giving of notice or passage of time result in any such violation, conflict, default, right or loss of rights.

(b) Neither the execution and delivery of the Transaction Documents by Sellers, nor compliance by Sellers with the terms and provisions hereof and thereof, including the performance and consummation by Sellers of the transactions contemplated hereby and thereby, will (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of each Seller’s respective charter documents or bylaws, (ii) any Law Known to any Seller to be applicable to such Seller, or (iii) any contract, agreement, lease, license, permit or other instrument to which any Seller is a party or to which any of its assets are subject.

(c) The execution and delivery of the Transaction Documents by Sellers and the consummation of the transactions contemplated hereby and thereby, do not require Sellers to obtain the consent, approval or action of, or to make any filing with or provide any notice to, any Person or Governmental Entity.

(d) There is no action, suit, proceeding or investigation pending or threatened against any Seller that questions the validity of any of the Transaction Documents or the right of any Seller to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

4.5 No Other Liabilities. Except for the Assumed Liabilities, there is no Seller debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that will become a liability or obligation of Buyer following the Closing, except those arising under agreements or other commitments to be expressly assumed by Buyer at the Closing. Schedule 4.5 specifies the names of all creditors, equity holders and claimants to whom BSG is indebted, including, but not limited to, trade debt and debt owed to customers, landlords, capital or equipment lessors, suppliers, employees, stockholders, taxing authorities, or other third party creditors, and the amount owed to such creditors and claimants for BSG, as of the Closing Date.

4.6 Governmental Consents; Legal Compliance. Schedule 2.1(e) provides an accurate and complete list of all Governmental Approvals, pursuant to which any Seller enjoys any right or benefit or undertakes any obligation related to the Business, the Acquired Assets or the Assumed Liabilities, and includes any and all Governmental Approvals that are now used in and necessary to enable Buyer to conduct the Business in the manner in which the Business has been conducted by Sellers. Other than the Governmental Approvals listed on Schedule 2.1(e), no consent, approval or authorization of, or designation, declaration or filing with any Governmental Entity on the part of any Seller is required in connection with the execution or delivery by Sellers of this Agreement, the Transaction Documents or the consummation by Sellers of the transactions contemplated by any of the foregoing, including without limitation Buyer’s assumption of the Assumed Contracts and Sellers’ assignment and transfer of the Acquired Assets. Sellers have all licenses and permits and other Governmental Approvals required for Sellers’ operation of the Acquired Assets, and such licenses and permits held by Sellers are valid and in full force and effect. Sellers have complied with all applicable Laws, and no Proceeding has been filed or commenced against any Seller alleging any failure so to comply.

4.7 Contracts.

(a) All agreements, contracts, commitments, licenses, claims and rights (including refunds), contract rights, franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, leases, arrangements and understandings of Sellers, whether written or oral, by which any Seller is bound, including any agreements by which any Seller is obligated to provide service or support services, which are necessary to enable Buyer to conduct the Business in the manner in which the Business has been conducted by Sellers and are material to the Business, the Acquired Assets or the Assumed Liabilities, are listed on Schedule 4.7(a) (the “Contracts”). Except for the Contracts, no Seller is a party to or otherwise bound by the terms of any material contract, agreement or obligation, written or oral, affecting the Business, the Acquired Assets or the Assumed Liabilities. Complete and correct copies or originals of all written Contracts, together with all exhibits, attachments, schedules and amendments thereto, and summaries of all oral Contracts, have been provided to Buyer.

(b) Each Contract is a valid and legally binding obligation of one or both Sellers, as their interest appears, and the other parties thereto, enforceable against each such Seller and the other parties thereto, in accordance with its respective terms. No Seller has, nor to Sellers’ Knowledge any other party to any Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a default under any Contract, and there are no existing disputes or claims of default relating to any Assumed Contract, or any facts or conditions Known to such Seller which, if continued, will result in a default or claim of default thereunder, which default could reasonably be expected to have a Material Adverse Effect. No party to any Contract has threatened or given prior written notice of its intention to cancel or withdraw such Contract.

(c) No Seller has received any advanced, prepaid or other payment from or on behalf of any of its customers under or with respect to any Assumed Contract which represent payments made before an equivalent amount of work or passage of time or similar action or event has occurred, and there are no credits owed to customers because of any Seller’s failure to perform as required by such Assumed Contract. Except as set forth in the Assumed Contracts, no Seller has any written or oral agreements to provide any warranty relating to any Product or to provide any material change in functionality or other alterations in the performance of any Product or to provide new products or technology.

(d) Buyer has been furnished with complete and correct copies of the standard terms and conditions of sale for each Product of all Sellers (containing applicable guaranty, warranty and indemnity provisions). Except as required by applicable Laws, no Product manufactured, sold, or delivered by, or service rendered by or on behalf of, any Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. No Seller has received any notice or has any reason to believe that any Product manufactured, sold, or delivered by, or service rendered by or on behalf of, any Seller is subject to any guaranty, warranty or other indemnity claim or liability beyond that which is in the ordinary course of business and consistent with past practices.

(e) No Seller is a party or subject to any Contract:

(i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to any Seller totaling more than $25,000 in the twelve-month period prior to or following the Closing Date;

(ii) with agents, advisors, managers, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it without liability, penalty or premium on no more than thirty (30) days’ notice;

(iii) that explicitly restricts any Seller from carrying on anywhere in the world its business or any portion thereof as currently conducted or from carrying on business of any other sort anywhere in the world or not to solicit business from any entity or class of entities;

(iv) to provide funds to or to make any investment in any Person other than a Seller (in the form of a loan, capital contribution or otherwise);

(v) with respect to any Seller’s obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person other than a Seller;

(vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

(vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any Product;

(viii) with any customers that grant such customers a refund right (other than as a remedy for a breach of warranty) on the installation of any Product, and that the refund period with respect to any such installations has not passed, lapsed, expired or terminated;

(ix) with any customers for services that were on a fixed bid basis and have not been completed (a list and description of any incomplete or outstanding arrangements is set forth on such schedule);

(x) with any customers whose agreement with any Seller contains a “most favored” customer clause;

(xi) with any customers who have filed for bankruptcy;

(xii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity;

(xiii) that requires either to place such Seller’s source code in escrow pursuant to such Contract;

(xiv) that grants any rights with respect to the Acquired Assets on an exclusive basis;

(xv) that obligates any Seller to provide any services at no cost or substantially discounted cost to any customer (and if any Seller has such an obligation, Schedule 4.7(d) shall list the amount of services yet to be performed thereunder); or

(xvi) that is otherwise material to the Business as currently being conducted, or as currently proposed to be conducted and that is not otherwise listed in Schedule 4.7(a).

4.8 Absence of Litigation, Orders, Judgments. There is no Proceeding, in law or in equity, pending or threatened (i) against or relating to any Seller or any of its Subsidiaries in connection with the Business, Acquired Assets or the Assumed Liabilities or against, relating to or that challenge the validity or propriety of the transactions contemplated by this Agreement or by any of the Transaction Documents; (ii) involving any of Sellers’ Products or any of their Subsidiaries’ Products; or (iii) challenging Sellers’ or any of their Subsidiaries’ right to use, sell, or export any Products owned or licensed by any of Sellers’ or their Subsidiaries’ vendors. There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Business, Acquired Assets or Assumed Liabilities, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign.

4.9 Intellectual Property Rights.

(a) Except for Third Party Intellectual Property, Sellers Collectively own all right, title and interest in, and has legally enforceable rights to exclusively use and exploit without limitation, all Acquired Intellectual Property they are transferring to Buyer hereunder, free and clear of all Encumbrances except Permitted Encumbrances. Except for Third Party Intellectual Property, no Person other than Sellers has any right, claim or interest in or with respect to any such Acquired Intellectual Property. With respect to all Third Party Intellectual Property which is included in the Acquired Intellectual Property, Sellers have obtained legally enforceable rights to use such assets in the manner in which they are currently used, or are reasonably contemplated to be used, with respect to the Business.

There is no unauthorized use, disclosure or misappropriation of the Acquired Intellectual Property by any Seller, director, officer or employee of any Seller or, to each Seller’s Knowledge, by any former employee or consultant of each respective Seller or any other third party. There are no royalties, fees or other payments payable by any Seller to any third party under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of the Acquired Intellectual Property. Immediately after the Closing, Buyer will own all of the Acquired Intellectual Property (except for Third Party Intellectual Property), free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Schedule 2.1(a) lists all Intellectual Property used in the Business or reasonably necessary to conduct the Business as presently conducted (except “off the shelf” or other Software widely available through regular commercial distribution channels), including:

(i) all Patents, Trademarks, and registered Copyrights, including the jurisdictions in which each such Patent, Trademark or registered Copyright has been issued, granted, certified, or registered or in which any such application for such issuance, grant, certificate, or registration has been filed and the applicable Product to which it applies;

(ii) the following agreements relating to each of Product of Sellers (as categorized by the respective Product) or Acquired Intellectual Property: all (A) licenses, sublicenses, development agreements, manufacturing agreements, distribution agreements, agency agreements, commission agreements, options, rights (including marketing rights), and other agreements to which any Seller is a party and pursuant to which any third party is authorized to make, have made, sell, offer to sell, import, copy, make derivative works, distribute copies, perform works publicly, display works publicly, disclose trade secrets related to any Products or its manufacture, development, reproduce, market, solicit orders for, sell, import, lease, otherwise dispose of or exploit any Products; (B) any exclusive licenses or exclusive rights of Acquired Intellectual Property to or from any Seller; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to any Seller are $25,000 or more; (D) joint development agreements; (E) any agreement by which any Seller grants any ownership right to any Acquired Intellectual Property; (F) any order relating to Acquired Intellectual Property; (G) any option relating to any Acquired Intellectual Property; (H) agreements with Governmental Entities, universities, research institutions or other third parties pursuant to which Sellers have obtained or provided funding for research and development activities; (I) agreements pursuant to which any party is or may be granted any rights to access source code or to use source code of any Products; (J) Acquired Intellectual Property that is jointly owned by any Seller (or both Sellers jointly) and any third party and any agreement regarding ownership, licensing, or enforcement of rights under such jointly-owned Acquired Intellectual Property; and (K) agreements, memberships, or registrations to which any Seller is a party, member, lobbyist, or advocate related to any standard setting body, committee, or organization; and

(iii) all licenses, sublicenses and other agreements to which any Seller is a party and pursuant to which such Seller is authorized to use any Intellectual Property owned by any third party (“Third Party Intellectual Property”), and also lists any such licenses, sublicenses and other agreements which will not assignable to Buyer in the transactions contemplated herein.

(c) No Seller is in breach of any license, sublicense or other agreement relating to the Acquired Intellectual Property. Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby will contravene, conflict with or result in an infringement on Buyer’s right to own or use any Acquired Intellectual Property, including any licenses, sublicenses and other agreements to which any Seller is a party and pursuant to which such Seller is authorized to use in the Business any Acquired Intellectual Property owned by any third party.

(d) With respect to the Acquired Intellectual Property, (i) no action or suit, equitable or legal, to which any Seller is a party, nor any administrative, arbitration or other proceeding pending or, to each Seller’s Knowledge, threatened, nor has any claim, allegation, notice or statement been made, which challenges the legality, validity, enforceability or use by any Seller of such Acquired Intellectual Property, and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made, in each case in a timely manner.

(e) All governmental registrations of Acquired Intellectual Property that are owned or controlled by any Seller are valid and subsisting. The operation of the Business as presently conducted and as reasonably contemplated to be conducted does not infringe or conflict with, nor, to each Seller’s Knowledge, has it ever infringed or conflicted with, any Intellectual Property right of any Person. To each Seller’s Knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property right of any Person infringes or conflicts with, any Acquired Intellectual Property. No Seller has received any notice or other communication (in writing or otherwise) that Seller (in connection with the Business) or any of the Acquired Intellectual Property has infringed upon, misappropriated or made unlawful use of any proprietary asset owned or used by any other Person.

(f) The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby will not give rise to any Encumbrance affecting the Acquired Intellectual Property or any right of any third party to terminate, impair or alter any of Sellers’ rights in and to any Acquired Intellectual Property.

4.10 Privacy Policies and Web Site Terms and Conditions. Each Seller has the full power and authority to transfer all rights such Seller has in all Individuals’ personal information related to the Business in such Seller’s possession and/or control to Buyer. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

4.11 Employee Matters.

(a) All current and former officers, directors, employees, consultants and independent contractors to ISS involved in the development, modification, marketing and servicing of any of the Sellers’ Products or Acquired Intellectual Property have executed and delivered to ISS an agreement in the form provided to Buyer or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to ISS of any and all intellectual property arising from services performed for ISS by such persons. No director, officer or employee, or, to ISS’s Knowledge, no consultant, or independent contractor of ISS is in violation of any term of any patent disclosure agreement, employment contract or any other contract, or agreement with ISS. No current or former officer, director, stockholder, employee, consultant or independent contractor of ISS has any right, claim or interest in or with respect to any Acquired Intellectual Property.

(b) Schedule 4.11 lists all of the Employees that are employed by ISS in or in connection with the Business (the “Specified Employees”), including each Specified Employee’s position, salary or wage rate, status and location of employment with each such Seller, and all of Sellers’ Employee Plans. Each Seller has made available to Buyer complete and accurate copies of the plan documents with respect to each of the Employee Plans (including, without limitation, plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications).

(c) No Seller has, nor any ERISA Affiliate has, in connection with the Business, ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Seller has, nor any ERISA Affiliate of any Seller has, in connection with the Business, any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan. No Employee Plan of any Seller maintained in connection with the Business promises or provides retiree medical or other retiree welfare benefits to any person other than as required by COBRA. Each Employee Plan of any Seller relating to the Business has at all times been operated and administered in all material respects in accordance with its terms and all applicable Laws, including without limitation ERISA and the Code.

(d) The employment by ISS of each of the Specified Employees is “at will,” except as may be required to the contrary under applicable law or except for any employment arrangements with Specified Employees with guaranteed terms of employment as identified and described in the Sellers’ Disclosure Schedule, if any. No Specified Employee of ISS is providing his or her services to ISS under a services agreement or any similar arrangement with any third party or employee leasing organization or professional employer organization. ISS has no obligation with respect to any Specified Employee (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any severance or similar type of benefits in connection with the termination of such person’s employment or service. In addition, no severance pay, termination fee, penalty, bonus, incentive or other type of payment or benefit will become due to any of the Specified Employees, or Employees or other third party, leasing organizations or other service providers to ISS under any agreement, plan or program, as a result of the consummation of this Agreement or the transactions contemplated hereby. ISS neither owes nor has accrued any bonuses or vacation pay or retirement benefits to any service providers, Specified Employees, officers or former service providers, former employees or former officers, except as set forth on Schedule 4.11.

(e) ISS is unaware of any impending resignation by or other termination of employment of any Specified Employee.

(f) Each of the Specified Employees either (i) has provided paperwork and documentation to support that such Employee is a United States citizen or has permanent residence status duly authorized and acknowledged by the BCIS, or (ii) has provided paperwork and documentation to support the Specified Employee’s claim that he or she is present in the United States under a current visa issued in accordance with all of the laws, regulations and requirements of the BCIS, which visa permits the holder thereof to reside in the United States and be employed by ISS to perform the work such person is presently performing.

(g) Each Seller acknowledges that, in accordance with treasury regulation section 54.4980B-9, that it will be solely responsible for providing COBRA notices and applicable COBRA coverage for those employees and former employees of any Seller (and any applicable dependents for such employees and former employees) who are or will be “M&A Qualified Beneficiaries” as defined in such regulation as of the Closing.

(h) Sellers shall have delivered, prior to the Closing Date, conditional notices of termination (“Notice to Specified Employees”), in form reasonably acceptable to Buyer, to each Specified Employee to whom Buyer intends to make an offer of employment. As of the Closing, Transferred Employees shall have had their employment with ISS terminated and no such Transferred Employee shall be employed by ISS. Nothing in this Agreement shall confer any rights or remedies on any employee of ISS, including the Specified Employees, and no such employee shall be deemed a third party beneficiary to any provision of this Agreement.

4.12 Environmental and Safety Matters. Each Seller has complied with and is currently in compliance with all Environmental and Safety Requirements applicable to the operation of the Business, and no Seller has received any written notice, report or information regarding any violations of or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Business, the Acquired Assets or any properties or Facilities related thereto. No Seller has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements applicable to the operation of the Business. No environmental lien has attached to any property owned, leased or operated by any Seller relating to the operation of the Business.

4.13 No Brokers, Finders. No Seller has engaged, nor obligated itself for the payment of any commission, fee or expense of, any broker or finder in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated hereby for which Buyer will be responsible for any commission, fee or expense.

4.14 Tax Matters. Each Seller has filed all required federal, state and local income tax returns, and all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax) required to be filed with respect to Sellers relating to the Business and the Acquired Assets, and has paid all taxes shown to be due on such returns or otherwise due and payable by it relating to the Business and the Acquired Assets, including any interest and penalties thereon. There are no pending assessments, asserted deficiencies or claims for additional taxes that affect or pertain to the Business or the Acquired Assets that have not been paid by Sellers. There have been no audits or examinations of any tax returns or reports by any applicable governmental agency that pertain to or could affect the Business or the Acquired Assets. There are no tax liens on any assets of Sellers relating to the operation of the Business. Each Seller has withheld or collected and paid over to the appropriate Governmental Entity or are properly holding for such payment all taxes required by Law to be withheld or collected in connection with the operation of the Business and the Acquired Assets.

4.15 Insurance. Schedule 4.15 contains a true and complete list of all insurance policies and bonds in force that are related to the Business in which any Seller is named as an insured party, or for which any Seller has paid any premiums, and Sellers have made true and complete copies of such policies and bonds available to Buyer. All such policies or bonds are currently in full force and effect and no Seller has received any notice from any such insurer with respect to the cancellation of any such insurance. All premiums due and payable on such policies have been paid. No Seller is a co-insurer of self-insurer under any term of any insurance policy relating to the Business or the Acquired Assets. Schedule 4.15 sets out all claims of a material nature made by any Seller under any policy of insurance during the past two (2) years with respect to the Business or the Acquired Assets.

4.16 Export Controls.

(a) Each Seller and each of its Subsidiaries, in operating the Business, is in compliance with, and at all times has complied with, applicable U.S. and foreign export control regulations, including but not limited to the U.S. Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. No Seller (and each of its Subsidiaries) has, in connection with the Business, exported, reexported, or transferred any good, software, or technology to any country subject to a U.S. trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. No Seller (and each of its Subsidiaries) has, in connection with the Business, exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons.

(b) Each Seller and each of its Subsidiaries has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology relating to the operation of the Business. Each Seller (and each of its Subsidiaries) has complied with all license requirements necessary to transfer or release its software or technology to a foreign national within or outside the U.S. relating to the operation of the Business. Each Seller (and each of its Subsidiaries) has timely filed all required post-shipment reports for the exports of its goods, software, or technology relating to the operation of the Business.

4.17 Customers. Sellers’ Collectively have sole and exclusive ownership, free and clear of any Encumbrances, of all proprietary customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories of a material nature relating to its current and former customers of the Business (“Customer Information”). To Sellers’ Knowledge, no Person other than Sellers possesses any claims or rights with respect to use of the Customer Information, and Seller is under no restriction regarding the use of Customer Information, except for applicable federal and state laws and regulations. With respect to the Business and the Acquired Assets, each Seller is, to its Knowledge, in compliance in all material respects with all federal and state laws and regulations with respect to the collection and use of Customer Information. Schedule 4.17 sets forth the names of all customers of the Business that have ordered goods and services from, or have done business with, Sellers with an aggregate value for each such customer of $10,000 or more during the period from September 30, 2002 through the Closing Date. No Seller has received any notice or has Knowledge that any significant customer of a Seller (i) has ceased, or will cease, to use the products and services of the Business, (ii) has substantially reduced or will substantially reduce, the use of the products, goods or services of the Business, (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Business, or (iv) has, and no Seller has any reason to believe any such customer will have, any dispute arising out of or relating to the Business or the Acquired Assets, including in each case after the consummation of the transactions contemplated hereby. To each Seller’s Knowledge, no customer of the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

4.18 Related Party Transactions. Except for any interest in the capital stock of any Seller, (i) no Related Party has any direct or indirect interest of any nature in any of the Acquired Assets or any assets relating to the Business, and (ii) since January 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any contract, transactions or business dealing of any nature involving the Business. No Related Party is competing, or has at any time since January 1, 2002, competed, directly or indirectly, with the Business. To each Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against or with respect to the Business.

4.19 Disclosure. The copies of all instruments, agreements, other documents and written information delivered by or on behalf of any Seller to Buyer in connection with this Agreement are complete and correct in all material respects. The representations or warranties made by each Seller in this Agreement do not contain any untrue statement of a material fact.

4.20 Acquisition for Investment. Each Seller is purchasing the Buyer Common Stock (the “Securities”) solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. No Seller has a present intention to sell any Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any Securities to or through any person or entity. Each Seller acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of such Seller’s investment in Buyer, (ii) is able to bear the financial risks associated with an investment in the Securities, and (iii) has been given full access to such records of Buyer and its Subsidiaries and to the officers of Buyer and its Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

4.21 Rule 144. Each Seller understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration is available. Each Seller acknowledges that it is familiar with Rule 144, promulgated pursuant to the Securities Act (“Rule 144”), and that such Seller has been advised that Rule 144 permits resales only under certain circumstances. Each Seller understands that, to the extent that Rule 144 is not available, Seller will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement. It is understood that the certificates evidencing the Securities may bear one or more legends, including a legend substantially as follows:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities, (b) the company receives an opinion of legal counsel for the holder of these securities satisfactory to the company stating that such transaction is exempt from registration or (c) the company otherwise satisfies itself that such transaction is exempt from registration.”

4.22 General. Each Seller understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the applicability of such exemptions and the suitability of such Seller to acquire the Securities. Each Seller understands that no federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

4.23 No General Solicitation. Each Seller acknowledges that the Securities were not offered by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Seller was invited by any of the foregoing means of communications.

4.24 Experienced Investor. Each Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Each Seller acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

4.25 Solvency. No Seller is now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section, “insolvent” means the sum of the liabilities of such Seller exceeds the present fair market value of such Seller’s assets.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers that, except as set forth in the Buyer’s disclosure schedule delivered to Sellers by Buyer at or prior to the Closing (which indicates the specific subsection of this Section 5 to which each disclosure or exception is made, and which disclosures and exceptions shall be deemed to be representations and warranties as if made hereunder) (the “Buyer’s Disclosure Schedule”), the following statements are true, accurate and complete as of the date of this Agreement.

5.1 Organization and Standing.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Buyer has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

5.2 Authority; Validity; Enforceability. Buyer has the requisite power and authority to execute and deliver the Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Buyer, and no other proceedings on the part of Buyer is necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby or thereby. The Transaction Documents have been duly executed and delivered by or on behalf of Buyer, and are valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

5.3 No Conflicts.

(a) Neither the execution and delivery of the Transaction Documents by Buyer, nor compliance by Buyer with the terms and provisions hereof and thereof, including the performance and consummation by Buyer of the transactions contemplated hereby and thereby, will (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Buyer’s charter documents or bylaws, (ii) any Law known to any Buyer to be applicable to Buyer, or (iii) any contract, agreement, lease, license, permit or other instrument to which Buyer is a party or to which any of its assets are subject.

(b) There is no action, suit, proceeding or investigation pending or threatened against Buyer that questions the validity of any of the Transaction Documents or the right of Buyer to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.4 SEC Documents; Financial Statements. Buyer has made available to Sellers each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Buyer since December 31, 2002 (collectively, the “Buyer SEC Documents”). Buyer has timely filed all forms, statements and documents required to be filed by it with the SEC since December 31, 2002. In addition, Buyer has made available to Sellers all exhibits to the Buyer SEC Documents filed prior to the date hereof. All documents required to be filed as exhibits to the Buyer SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Buyer nor any of its Subsidiaries is in default thereunder. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act. The financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents (the “Buyer Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

5.5 Capital Structure. The authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock, $0.01 par value, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which there were issued and outstanding as of the close of business on November 4, 2003, 27,036,767 shares of Common Stock and 15,166 shares of Preferred Stock. The issuance and delivery of the Securities to Sellers in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer, and, when issued as contemplated hereby, such Securities will be duly and validly issued, fully paid and nonassessable, free of any liens or Encumbrances other than restrictions on transfer under this Agreement and under applicable securities laws

5.6 Absence of Undisclosed Liabilities. Buyer has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Buyer Financial Statements or in the related Notes to Consolidated Financial Statements included in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Buyer Balance Sheet”), (ii) those disclosed in Buyer SEC documents filed subsequent to such Annual Report on Form 10-K for the year ended December 31, 2002, (iii) those incurred in the Ordinary Course of Business and not required to be set forth in the Buyer Balance Sheet under GAAP, and (iv) those incurred in the Ordinary Course of Business since the Buyer Balance Sheet date and consistent with past practice.

6. Covenants Surviving the Closing.

6.1 Further Assurances. From time to time, at the request of any of the Parties, and without further consideration, the non-requesting Party shall execute such documents and instruments and do or cause to be done such further acts and things as may be reasonably necessary or desirable to effect more fully the transfer and assignment of the Acquired Assets, to put Buyer in possession of the Acquired Assets, or to effect any other transactions contemplated by this Agreement in accordance with the terms of this Agreement. In addition, after the Closing, each Seller shall provide to Buyer access to such accounting, financial and other books and records of such Seller that Buyer reasonably deems necessary or appropriate in connection with its ownership or operation of the Acquired Assets and Buyer’s reporting obligations under generally accepted accounting principles, SEC rules and regulations, federal, state or other tax laws or other governmental rules and regulations.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement, or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreements. Notwithstanding the foregoing, Buyer shall be permitted to publicly file a copy of this Agreement with Buyer’s Exchange Act reports so as to comply with its reporting obligations under the U.S. federal securities laws following the Closing.

6.3 Forwarding of Notices, Mail or Other Items. Each Seller shall promptly, after the receipt of such items, forward to Buyer any notices, mail or other such items related to the Acquired Assets or any Contracts related thereto. With respect to Assumed Contracts, any payments received by any Seller prior to the Closing that relate to bona fide invoices sent such Seller for services performed or products delivered prior to Closing may be retained by such Seller. Any other payments related to the Acquired Assets shall be promptly forwarded by such Seller to Buyer.

6.4 Covenant Not to Compete/Non-Solicitation.

(a) For a period of two (2) years from the Closing Date (the “Covenant Period”), BSG will not directly or indirectly through any Subsidiary or affiliated organization or through any director, officer, agent, employee or other Person, in any capacity, enter into or engage in or own any interest in any business which directly or indirectly competes with the Business. To the fullest extent allowed under applicable law, the restrictions set forth in the preceding sentence shall be effective within all cities, counties and states of the United States, and all other countries in which BSG has engaged in licensing or sales activities for the Business or otherwise conducted business or selling or licensing efforts for the Business during the one (1) year period preceding the Closing Date. In addition, BSG further agrees that at all times during the Covenant Period, it will not, either on its own behalf or for any other person or entity, directly or indirectly (other than for Buyer and any of its affiliates) solicit, induce or attempt to induce any employee, consultant or contractor of Buyer or any of its affiliates to terminate his or her employment or his, her or its services with, Buyer or any of its affiliates or to take employment with another party. Each of the following activities, without limitation, shall be deemed to constitute “engaging in” a business: to engage in, carry on, work with, be employed by, consult for, solicit customers for, have an equity interest in, advise, lend money to, guarantee the debts or obligations of, sell or license Intellectual Property to, or permit one’s name or any part thereof to be used in connection with, any enterprise or endeavor, either individually, in partnership or in conjunction with any person, firm, association, partnership, joint venture, limited liability company, corporation or other business, whether as principal, agent, stockholder, partner, joint venturer, member, director, officer, employee, consultant, licensor or in any other manner whatsoever. BSG further agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 6.4(a) are necessary and reasonable in order to protect Buyer in conduct of the Business and the utilization of the Acquired Assets, tangible and intangible, acquired pursuant to this Agreement, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the time period provided for or the geographical area encompassed by such covenant or provision, each of the parties hereto agrees and submits to the reduction of said time period or territorial restriction to such time period or area as said court shall deem reasonable.

(b) During the Covenant Period, ISS will not directly or indirectly through any Subsidiary or affiliated organization or through any director, officer, agent, employee or other Person, in any capacity, enter into or engage in or own any interest in any business which directly or indirectly promotes biometric technology. To the fullest extent allowed under applicable law, the restrictions set forth in the preceding sentence shall be effective within all cities, counties and states of the United States, and all other countries in which ISS has engaged in licensing or sales activities for the Business or otherwise conducted business or selling or licensing efforts for the Business during the one (1) year period preceding the Closing Date. In addition, ISS further agrees that at all times during the Covenant Period, it will not, either on its own behalf or for any other person or entity, directly or indirectly (other than for Buyer and any of its affiliates) solicit, induce or attempt to induce any employee, consultant or contractor of Buyer or any of its affiliates to terminate his or her employment or his, her or its services with, Buyer or any of its affiliates or to take employment with another party. ISS further agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 6.4(b) are necessary and reasonable in order to protect Buyer in conduct of the Business and the utilization of the Acquired Assets, tangible and intangible, acquired pursuant to this Agreement, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the time period provided for or the geographical area encompassed by such covenant or provision, each of the parties hereto agrees and submits to the reduction of said time period or territorial restriction to such time period or area as said court shall deem reasonable. Nothing in this Section 6.4 shall prohibit ISS from providing to any customer services relating to biometric technology any/or products, or from providing services to any customer as a biometric integrator.

(c) Nothing contained in this Agreement shall prohibit any Seller from (i) acquiring or holding at any one time less than one percent (1%) of the outstanding securities of any publicly traded company, (ii) holding stock of Buyer, or (iii) acquiring or holding an interest in a mutual fund, limited partnership, venture capital fund or similar investment entity of which such party is not an employee, officer or general partner and with respect to which such party has no power to make, participate in or directly influence investment decisions. Each Seller acknowledges and agrees that money damages would not adequately compensate Buyer if such Seller were to breach any of covenants contained in this Section. Consequently, each Seller agrees that in the event of any such breach, Buyer shall be entitled, in addition to any other remedies, to enforce this Agreement by means of an injunction, specific performance or other equitable relief.

6.5 Litigation Support. In the event and for so long as Buyer is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller, each Seller will provide reasonable cooperation with Buyer and its counsel in the contest or defense, make available its personnel, and provide such access to its books and records as shall be necessary in connection with the contest or defense.

6.6 Press Release. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (i) after the Closing, Buyer shall issue a press release concerning the acquisition of the Business and the Acquired Assets, provided that it shall provide notice and a copy of such press release to Sellers prior to publication, and (ii) Buyer shall take any action as may be required by securities laws or obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

6.7 Employment of Seller’s Employees. Those Specified Employees who have accepted such offers of employment effective as of the Closing shall be referred to herein as the “Transferred Employees”. No Seller will interfere with the employment by Buyer of the Transferred

Employees employed in the operation of the Business. Each Seller shall remain responsible for payment of any and all Employment Liabilities which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall not be under any obligation to hire any particular Employees of any Seller, and no Employees of any Seller shall have any right to continued employment with Buyer, except as expressly provided by Buyer to the Transferred Employees.

6.8 “Market Stand-Off” Agreement. Each Seller hereby agrees that, during the three-year period following the Closing (the “Lock-up Period”), each Seller shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (a “Transfer”) any shares of Buyer Common Stock without Buyer’s prior written consent (which may be withheld in Buyer’s sole discretion); provided, however, that Buyer agrees to consent to a pledge of shares of Buyer Common Stock, provided that Buyer has been provided with a copy of the documents evidencing such pledge of shares and such documents are reasonably acceptable to Buyer. Any loan secured by any shares of Buyer Common Stock will be structured in such a way that the lender will not have a right to acquire the Buyer Common Stock prior to the expiration of the Lock-up Period. In the event that Buyer consents to any other Transfer (except Transfers on the public market), each Seller agrees not to make any disposition of all or any portion of such Buyer Common Stock unless and until the transferee has agreed in writing for the benefit of Buyer to be bound by this Section 6.8 and the terms of this Agreement. In order to enforce the foregoing covenant, Buyer shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 6.8 and to impose stop transfer instructions with respect to the Buyer Common Stock until the end of such period. Any attempt by any Seller to Transfer any Buyer Common Stock in violation of this Section 6.8 or any other provision of this Agreement will be void.

7. Escrow and Indemnification.

7.1 Escrow Fund. Pursuant to Section 2.4(b)(iii), at the Closing Buyer will deposit or cause to be deposited the Escrow Shares into a third party escrow account (the “Escrow Fund”) with a third party escrow agent selected by Buyer and reasonably acceptable to Sellers (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement. The Escrow Shares shall be held in the Escrow Fund commencing on the Closing Date for purposes of securing certain indemnification obligations in accordance with the provisions listed below. The Escrow Shares shall be released from the Escrow Fund by the Escrow Agent in accordance with the terms of the Escrow Agreement. Buyer shall not receive any proceeds from the Escrow Fund except in accordance with the terms of the Escrow Agreement.

7.2 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties made by Sellers or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either Party or by the waiver or satisfaction of any condition to closing and shall survive the Closing and continue in full force and until 5:00 p.m. Pacific Time on the date twenty four (24) months after the Closing Date; provided, however, that the representations set forth in Section 4.14 shall survive until the expiration of the statute of limitations applicable to claims with respect to matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later (the “Indemnification Period”). In the event that any claim for indemnification under this Section 7 shall have been given within the applicable Indemnification Period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

(b) The obligations of Sellers to indemnify Buyer Indemnified Parties for any Buyer Indemnifiable Losses is subject to the condition that Sellers shall have received a Claim Notice for all Buyer Indemnifiable Losses for which indemnity is sought prior to the expiration of the Indemnification Period. For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if a Buyer Indemnified Party, acting in good faith, delivers to both Sellers a written notice stating that such Buyer Indemnified Party believes that there is or has been or is likely to be a possible breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Buyer Indemnified Party’s belief that there is or has been or is likely to be such a possible breach and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of such possible breach.

7.3 Indemnification by Sellers.

(a) Subject to the terms, conditions and limitations of this Section 7, each Seller, jointly and severally, agrees to indemnify, defend and hold harmless Buyer Indemnified Parties from, against, and shall compensate and reimburse each Buyer Indemnified Party, in the manner described in this Section 7, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Buyer Indemnified Party by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of a Seller contained in or made pursuant to this Agreement, any Transaction Documents or any certificate, schedule or exhibit delivered by Sellers in connection with this Agreement or any Transaction Document, (ii) the breach of any covenant or obligation of Sellers set forth in this Agreement or any Transaction Document (provided, however, that no Seller shall be responsible to Buyer for another Seller’s failure to comply with the provisions of Section 6.4), (iii) any liability of Sellers other than the Assumed Liabilities, (iv) any liability to which Buyer Indemnified Parties may become subject and that arises from or relates to the failure of such Seller to comply with any bulk transfer law in connection with the transactions contemplated by this Agreement, or (v) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Section 7) (collectively, “Buyer Indemnifiable Losses”).

(b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Buyer Indemnifiable Losses shall be made under this Section 7: (i) unless both Sellers receive a Claim Notice during the Indemnification Period, (ii) unless the aggregate of Buyer Indemnifiable Losses shall exceed $50,000 (at which point Seller shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (iii) to the extent Buyer had a reasonable opportunity, but failed, in good faith to mitigate the Losses due to the failure of Buyer to use commercially reasonable efforts to recover under a policy of insurance, and (iv) for any Losses suffered, incurred or sustained by any Buyer Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by the breach of any covenant or obligation of Buyer set forth in this Agreement or any Transaction Document. The indemnification provisions in this Section 7.3 shall be the Buyer Indemnified Parties’ sole and exclusive remedy with respect to any claim for Losses against a Seller under this Agreement; provided, however, that nothing contained in this Section 7.3(b) shall limit any remedy at law or equity to which Buyer may be entitled against Sellers for fraud or intentional misrepresentation; provided, further, that neither ISS nor BSG shall dissolve or liquidate its corporate entity or distribute any portion of, or interest in, the Buyer Common Stock to any of their respective equity holders for a period of twenty four (24) months after the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Section 7.3, (i) no claim for Buyer Indemnifiable Losses shall be made against ISS under this Section 7 for any Losses to the extent that the Buyer Indemnified Parties have received payments from ISS in respect of claims made under this Section 7 in excess of $1,500,000 in the aggregate, and (ii) no claim for Buyer Indemnifiable Losses shall be made against BSG under this Section 7 for any Loses to the extent that the Buyer Indemnified Parties have received payments from BSG in respect of claims made under this Section 7 in excess of $2,580,000 in the aggregate.

7.4 Indemnification by Buyer.

(a) Subject to the terms and conditions of this Section 7, Buyer agrees to indemnify, defend and hold harmless Seller Indemnified Parties from, against, and shall compensate and reimburse each Seller Indemnified Party for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from, based upon, arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Transaction Document or any certificate, schedule or exhibit delivered by Buyer in connection with this Agreement or any Transaction Document, (ii) the breach of any covenant or obligation of Buyer set forth in this Agreement or any Transaction Document, (iii) the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Section 7) (collectively, “Seller Indemnifiable Losses”):

(b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Seller Indemnifiable Losses shall be made under this Section 7: (i) unless the aggregate of Seller Indemnifiable Losses shall exceed $50,000 (at which point Buyer shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (ii) for any Losses to the extent that the Seller Indemnified Parties have received payments in respect of claims made under this Section 7 in excess of $250,000 in the aggregate, and (iii) with respect to any Losses suffered, incurred or sustained by any Seller Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by actions taken or failed to be taken by any Seller after the Closing. The indemnification provisions in this Section 7.4 shall be the Seller Indemnified Parties’ sole and exclusive remedy with respect to any claim for Losses against Buyer under this Section 7; provided, however, that nothing contained in this Section 7.4(b) shall limit any remedy at law or equity to which Sellers may be entitled against Buyer for fraud or intentional misrepresentation.

7.5 Third-Party Claims. Should any claim be made, or suit or Proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against a Buyer Indemnified Party or Seller Indemnified Party which, if prosecuted successfully, would be a matter for which Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a) The Person claiming indemnification under this Agreement (the “Indemnified Person”) shall give the indemnifying party (the “Indemnifying Party”) written notice of any such Third Party Claim promptly after receipt by such Indemnified Person of notice thereof. Any delay in giving notice hereunder which does not materially prejudice the Indemnifying Party shall not affect the Indemnified Person’s rights to indemnification hereunder. The Indemnifying Party may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing, or (ii) decline to assume control of but participate in the defense thereof. If the Indemnifying Party assumes control of the defense thereof, (i) such Indemnifying Party will be precluded from disputing its obligations under this Agreement to indemnify the Indemnified Party and (ii) the Indemnified Person may participate in the defense through its own counsel at its own expense. If the Indemnifying Party declines to control but elects to participate in the defense thereof, the Indemnified Person may control the defense and have its expenses promptly reimbursed by the Indemnifying Party.

(b) Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

(c) Unless an Indemnifying Party has failed to fulfill its obligations under this Section 7, no settlement by an Indemnified Person of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by Section 7.5(a), the Indemnifying Party may settle such Third Party Claim so long as terms includes full release of all claims against the Indemnified Person.

7.6 Limitations.

(a) The initial source for the Buyer Indemnified Parties to collect any Losses for which they may be entitled to indemnification under this Section 7 will be recovered by Buyer out of the Escrow Shares in the Escrow Fund, in accordance with the terms of this Section 7 and the Escrow Agreement. To the extent that the Losses for which the Buyer Indemnified Parties may seek indemnity under this Section 7 are not recoverable from the Escrow Fund, the Buyer Indemnified Parties shall have the right to recover such remaining Losses from Sellers in accordance with the rights and remedies otherwise provided in this Agreement and/or available under applicable law.

(b) Nothing in this Agreement shall limit the liability of any Person to any other party for fraud or willful misconduct.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, COLLATERAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

8. Conditions to Closing.

8.1 Conditions to Buyer’s Obligations. Buyer’s obligations to pay the Purchase Price and otherwise to consummate the transactions contemplated hereby are subject to the fulfillment to the reasonable satisfaction of Buyer at or prior to the Closing Date of the following conditions, unless waived in writing by Buyer, acting in its sole discretion:

(a) Authorization. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would restrain, prohibit or invalidate the transactions contemplated by this Agreement, question the legality of such transactions, or adversely affect Buyer’s right to own the Acquired Assets or operate the Business.

(b) Representations. (i) The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as on the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) each Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by such Seller as of the Closing.

(c) Consents. On or before the Closing Date, Sellers shall have received Consents from any and all third parties, including any Governmental Approvals, which Consents are reasonably necessary or desirable in connection with Buyer’s acquisition of the Acquired Assets or any other transaction contemplated by this Agreement.

(d) Key Employees Agreements. Robert Turbeville shall have executed and delivered an employment agreement or offer letter reasonably acceptable to Buyer.

(e) Certificates and Document Deliveries. At Closing, Sellers shall have executed and delivered to Buyer all instruments and documents listed in Section 3.2.

8.2 Conditions to Sellers’ Obligations. Sellers’ obligations to transfer the Acquired Assets to Buyer and otherwise to consummate the transactions contemplated hereby are subject to the fulfillment to the reasonable satisfaction of Sellers, at or prior to the Closing Date, of the following conditions, unless waived in writing by Sellers, acting in their sole discretion:

(a) Authorization. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would restrain, prohibit or invalidate the transactions contemplated by this Agreement, question the legality of such transactions, or adversely affect Sellers’ right to transfer and assign the Acquired Assets to Buyer.

(b) Representations. (i) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as on the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Deliveries. At Closing, Buyer shall have delivered to Sellers all instruments and documents listed in Section 3.3.

9. Miscellaneous.

9.1 Amendment. The parties hereto may amend this Agreement at any time or from time to time, but only by written instrument duly authorized and executed by Buyer and each Seller. Any amendment effected in accordance with this Section shall be binding upon Buyer and Sellers and their respective successors and assigns.

9.2 Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

9.3 Severability. If any one or more of the provisions contained in this Agreement is held for any reason to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

9.4 Entire Agreement. This Agreement, together with each of the other Transaction Documents, the Confidentiality Agreements and the schedules and exhibits attached hereto and thereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto from Buyer to Sellers.

9.5 Successors; Assigns. No Party shall, without the prior express written consent of the other parties, which consent shall not be unreasonably withheld or delayed, assign this Agreement in whole or in part; provided, however, without Sellers’ consent, Buyer may (i) assign this Agreement in the event of a merger, tender offer, sale of assets or similar transaction of or involving such assigning Party; (ii) assign any or all of its rights and interests hereunder to one or more of its affiliates, and (iii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder). All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.6 Notices. All notices to a Party shall be addressed to such Party at the address or facsimile set forth below or to such other place as may be designated by written notice to the other Party. Notice shall be deemed received (a) immediately upon being delivered, when delivered by hand; (b) upon receipt of confirmation, when sent by facsimile with the original thereof sent by first-class mail, postage prepaid; (c) three (3) business days after being sent by certified mail, postage prepaid, return receipt requested; or (d) upon receipt of proof of delivery, when delivered by a private courier. For purposes hereof, the addresses of the parties shall be as follows:

ISS:	Information Systems Support, Inc.
13 Firstfield Road, Suite 100
Gaithersburg, MD 20878
Attention: Chief Operating Officer
Telephone: (301) 896-0500
Facsimile: (301) 896-0760

With a copy to:	Piliero, Mazza and Pargament, PLLC
888 17th Street, NW, Suite 1100
Washington DC 20006
Attention: Andrew P. Hallowell
Telephone: (202) 857-1000
Facsimile: (202) 857-0200

BSG:	Biometric Solutions Group, Inc.
c/o Erwin Harvey PC
11238 John Galt Blvd.
Omaha, NB 68137
Telephone: (402) 339-7776
Facsimile: (402) 339-7382

With a copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NB 68102
Attention: Steven P. Amen
Telephone: (402) 346-6000
Facsimile: (402) 346-1148

Buyer:	SAFLINK Corporation
777 108th Avenue NE, Suite 2100
Bellevue, WA 98004
Attention: Chief Financial Officer
Telephone: (425) 278-1100
Facsimile: (425) 278-1299

With a copy to:	Gray, Cary, Ware & Freidenrich LLP
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104-7044
Attention: W. Michael Hutchings
Telephone: (206) 839-4800
Facsimile: (206) 839-4801

9.7 Governing Law. This Agreement shall in all respects be construed, enforced, and given effect according to the laws of the State of Delaware without reference to principles of conflicts of laws.

9.8 Captions; Headings. The captions and headings in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be deemed to be original signatures for all applicable purposes.

9.10 Transaction Fees and Expenses. Each Party to this Agreement shall pay their own respective amounts payable for legal, accounting and financial advisory services provided by outside advisors and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement, the transactions and other agreements and documents contemplated herein whether or not the transactions contemplated in this Agreement are consummated.

9.11 Enforcement Fees and Expenses. In any action or proceeding between any Seller and Buyer or between Sellers and Buyer arising out of the interpretation or dispute over this Agreement or any of the Transaction Documents, the prevailing Party will be entitled to recover the attorneys’ fees and all other costs and expenses incurred thereby, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

9.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself, or as otherwise provided in the particular representation or warranty). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Matters disclosed by any Seller to Buyer in the Sellers Disclosure Schedule shall be deemed to be disclosed with respect to any other section of such disclosure schedule to the extent the applicability of the disclosure to such other section sis reasonably apparent from the nature of the disclosure made.

9.13 General Terms. As used in this Agreement, the terms “herein,” “herewith,” and “hereof” are references to this Agreement and references to a “Section,” “subsection,” “exhibit,” or “schedule” shall mean a Section, subsection, exhibit, or schedule of this Agreement, unless the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment or modification thereof. Any references to this Agreement shall include the exhibits and schedules hereto.

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the first date written above.

SELLERS:

Information Systems Support, Inc.,
a Maryland corporation

By:
Name:
Title:

Biometric Solutions Group, Inc.,
a Delaware corporation

By:
Name:
Title:

BUYER:

SAFLINK Corporation,
a Delaware corporation

By:
Name:
Title: